EXHIBIT 99.1

Escalade Announces Sporting Goods Focus, Dividend Increase And Second Quarter Earnings

EVANSVILLE, Ind., Aug. 25, 2014 /PRNewswire/ -- Escalade, Incorporated (NASDAQ: ESCA) today announced that its Board of Directors has unanimously approved a plan to focus the Company on the Sporting Goods segment. The Company conducted a careful evaluation of each business unit with the objective of increasing shareholder value and redeploying capital where possible. The resulting plan includes the Company's intent to sell the Information Security business. The decision to divest the Information Security business, coupled with the previously announced sale of its Print Finishing business on June 30, 2014, will represent the Company's complete exit from the Information Security and Print Finishing segment. Timing for the divesture of the Information Security business will be determined by market conditions, but is expected to be completed within one year. Escalade believes its focus on the Sporting Goods segment will facilitate better deployment of Company resources, increased market leadership and greater returns for shareholders.

Following this decision, Escalade's Board of Directors increased the quarterly dividend on the Company's common stock from $0.09 per share to $0.10, to be paid to all shareholders of record on September 14, 2014 and disbursed on September 21, 2014. Escalade's Board of Directors will evaluate its dividend policy on an ongoing basis, giving careful consideration to the Company's financial condition, outlook, and potential cash flow requirements.

As a result of the decision to exit the Information Security business, effective as of the quarter ended July 12, 2014, the Company incurred an impairment of certain assets totaling $12.9 million. Net loss for the second quarter of 2014 was $8.1 million, or $(0.57) diluted earnings per share compared to net income of $2.6 million or $0.19 diluted earnings per share for the same quarter in 2013. Operating income from Continuing Operations for the quarter was $3.9 million compared with $6.0 million for the same quarter in 2013, a 35% decline. The decline in operating profits is primarily driven by a lower sales volume and an unfavorable product mix in certain Sporting Goods categories, coupled with increased product research and development investments for which the benefit will be realized in future quarters.

Revenue from the Sporting Goods business was flat for the second quarter of 2014 and up 4% for the first half of 2014, compared with the same periods in 2013. During the first half of 2013, the Company realized exceptional sales growth in certain categories that was not matched during the first half of 2014. The Company expects improved sales growth for the remainder of the year.

The Sporting Goods gross margin ratio for the first half of 2014 was 31.3% compared to 33.6% for the same period in 2013. Decreased gross margin resulted from lower sales in certain higher margin categories and increased product research and development investments.

"We are excited to announce Escalade's clear strategic vision for the Sporting Goods segment," stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. "We are a team of sports and outdoor enthusiasts with a passion for innovation and a close connection to our brands and the active lifestyles they inspire. We look forward to building Escalade into a premier Sports and Outdoors company that will play an important leadership role in the $27 billion Sporting Goods equipment industry. Strong cash flow from profits in the Sporting Goods segment and proceeds from the sale of the Print Finishing business allowed the Company to reduce its debt by more than 50% thus far in 2014. As a result, the Company is pleased to increase its quarterly dividend."

Escalade is a leading manufacturer and marketer of sporting goods products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade's ability to achieve its business objectives, especially with respect to its Sporting Goods business on which is has chosen to focus, Escalade's ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses, and the anticipated sale of its Information Security business, new product development, the continuation and development of key customer and supplier relationships, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries
Consolidated Condensed Statement of Operations
(Unaudited, In Thousands Except Per Share Data)

	Three Months Ended		Twelve Months Ended
All Amounts in Thousands Except Per Share Data	July 12, 2014	July 13, 2013	July 12, 2014	July 13, 2013

Net sales	$38,012	$38,003	$135,456	$122,222

Costs, Expenses and Other Income
Cost of products sold	26,445	25,299	96,140	84,529
Selling, administrative and general expenses	6,879	5,980	22,951	19,817
Amortization	756	717	2,433	2,264

Operating Income	3,932	6,007	13,932	15,612

Interest expense	104	139	362	277
Other expense (income)	(213)	27	(3,400)	(2,551)
Equity method investment impairment	--	--	--	382

Income Before Income Taxes from continuing operations	4,041	5,841	16,970	17,504

Provision for Income Taxes from continuing operations	1,274	1,990	5,337	4,428

Net Income from continuing operations	2,767	3,851	11,633	13,076

Discontinuing operations
Loss from operations	(159)	(783)	(734)	(15,638)
Loss on classification as held for sale	(12,945)	--	(12,945)	--
Gain on disposal	547	--	547	--
Provision (Benefit) for Income Taxes	(1,706)	450	(1,226)	787
Net Loss from discontinuing operations	(10,851)	(1,233)	(11,906)	(16,425)

Net Income (Loss)	$ (8,084)	$ 2,618	$ (273)	$ (3,349)

Basic Earnings Per Share Data:
Income from continuing operations	$ 0.20	$ 0.29	$ 0.85	$ 0.97
Loss from discontinued operations	(0.78)	(0.09)	(0.87)	(1.22)
Net Income (Loss)	$ (0.58)	$ 0.19	$ (0.02)	$ (0.25)

Diluted Earnings Per Share Data:
Income from continuing operations	$ 0.20	$ 0.28	$ 0.84	$ 0.97
Loss from discontinued operations	(0.77)	(0.09)	(0.86)	(1.21)
Net Income (Loss)	$ (0.57)	$ 0.19	$ (0.02)	$ (0.25)

Average shares outstanding	13,867	13,484	13,679	13,440

Consolidated Condensed Balance Sheets
(In Thousands)

	July 12, 2014 (Unaudited)	December 28, 2013 (Audited)	July 13, 2013 (Unaudited)
Assets
Current assets excluding assets held for sale	$ 63,115	$ 64,655	$ 55,911
Property, plant & equipment, net	10,563	10,635	9,959
Other assets	28,080	30,540	26,535
Goodwill	13,242	13,113	12,017
Assets held for sale	4,348	23,031	25,003
Total	$ 119,348	$ 141,974	$ 129,425

Liabilities and Stockholders' Equity
Current liabilities excluding liabilities held for sale	$ 24,551	$ 36,839	$ 32,901
Other liabilities	9,214	10,340	7,080
Liabilities held for sale	5,130	6,840	6,679
Stockholders' equity	80,453	87,955	82,765
Total	$ 119,348	$ 141,974	$ 129,425

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